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                                                             Exhibit 11

THE ST. PAUL COMPANIES, INC. AND SUBSIDIARIES
Computation of Earnings Per Share

                                    Three Months Ended     Six Months Ended
                                         June 30               June 30
                                  -------------------      ----------------
                                     1999        1998       1999       1998
                                   ------      ------     ------     ------
                                      (In millions, except per share data)

EARNINGS
Basic:
Net income (loss), as reported       $204       $(274)      $369       $(79)
Dividends on preferred
  stock, net of taxes                  (2)         (2)        (4)        (4)
Premium on preferred
  shares redeemed                      (1)         (1)        (2)        (2)
                                     -----      -----      -----      -----
  Net income (loss) available
   to common shareholders             $201      $(277)      $363       $(85)
                                     =====      =====      =====      =====

Diluted:
Net income (loss) available
  to common shareholders              $201      $(277)      $363       $(85)
 Effect of dilutive securities:
  Convertible preferred stock            2          -          3          -
  Convertible monthly
   income preferred securities           2          -          4          -
  Zero coupon convertible notes          1          -          2          -
                                      -----     -----      -----      -----
    Net income (loss) available
     to common shareholders            $206     $(277)      $372       $(85)
                                      =====     =====      =====      =====

COMMON SHARES
Basic:
 Weighted average common
  shares outstanding                    226       235        228        235
                                      =====     =====      =====      =====
Diluted:
 Weighted average common
  shares outstanding                    226       235        228        235
 Effect of dilutive securities:
  Stock options                           2         -          2          -
  Convertible preferred stock             7         -          7          -
  Convertible monthly income
   preferred securities                   7         -          7          -
  Zero coupon convertible notes           3         -          3          -
                                      -----     -----      -----      -----
           Total                        245       235        247        235
                                      =====     =====      =====      =====

EARNINGS (LOSS) PER SHARE
Basic                                  $0.89    ($1.18)    $1.59     ($0.36)
                                      ======    ======    ======     ======
Diluted                                $0.84    ($1.18)    $1.50     ($0.36)
                                      ======    ======    ======     ======